EXHIBIT 23.4


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
Boston Scientific Corporation:

We consent to the incorporation by reference in amendment No. 2 to the registration statement (No. 333-64887) on Form S-3 of Boston Scientific Corporation of our report dated May 22, 1998, with respect to the combined balance sheets of Schneider Worldwide, formerly a business of Pfizer Inc., as of December 31, 1997 and 1996, and the related combined statements of income and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the Form 8-K/A2 of Boston Scientific Corporation dated March 30, 1999, and to the reference to our firm under the heading "Experts."


                                        /s/ KPMG LLP
                                        ---------------------
                                            KPMG LLP



New York, New York
June 2, 1999